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Exhibit 99.1

For Immediate Release	December 3, 2002

UPC INITIATES FINAL STEPS TO IMPLEMENT RECAPITALIZATION;
COMMENCES CHAPTER 11 FILING AND NETHERLANDS VOLUNTARY MORATORIUM

Denver, Colorado—UnitedGlobalCom, Inc. ("UGC") (NASDAQ: UCOMA) announced today that, as expected and as indicated in its announcement of September 30, 2002, its subsidiary United Pan-Europe Communications, NV ("UPC") has initiated the final steps necessary to implement its recapitalization. With the full support of UGC, UPC's largest creditor and shareholder, and an ad hoc committee representing certain non-UGC holders ("Bondholder Committee") of its Senior Notes and Senior Discount Notes, UPC NV commenced a Chapter 11 proceeding in the United States and a Dutch moratorium proceeding in the Netherlands, in order to ensure an efficient and effective recapitalization.

On September 30, 2002, UPC publicly announced that UPC, UGC, the members of the Bondholder Committee and New UPC, Inc. ("New UPC"), a newly-formed U.S. company that will become the holding company for UPC, had entered into a restructuring agreement (the "Restructuring Agreement") intended to substantially de-lever UPC's consolidated balance sheet through a judicially supervised conversion of UPC's outstanding indebtedness under its Senior Notes and Senior Discount Notes and the Belmarken Notes into new common stock of New UPC (the "Recapitalization"). Under the Recapitalization, the existing Dutch holding company, UPC N.V., will become a substantially or wholly owned subsidiary of New UPC.

In order to ensure an efficient and effective Recapitalization, UPC has chosen to complete the restructuring by means of a Chapter 11 proceeding in the U.S. and a voluntary moratorium proceeding in the Netherlands. As a first step, UPC has filed a voluntary petition under Chapter 11 in a U.S. court and has commenced a suspension of payments proceeding in the Dutch court. In furtherance of those processes, UPC has filed a draft plan of composition, know as an "Akkoord," with the Dutch Court and a proposed plan of reorganization (the "Plan") and draft disclosure statement (the "Disclosure Statement") with the U.S. court.

The proposed Plan and the proposed Akkoord, as well as the draft Disclosure Statement, are subject to further revision. Final versions of the proposed Akkoord, the Plan and the Disclosure Statement will be made available to UPC's creditors and shareholders upon approval of the Disclosure Statement by the U.S. court. This final version of the Disclosure Statement will serve as the document referred to in article 3(2)(b) of the Dutch Securities Supervision Act 1995. The final version of the Disclosure Statement will be made publicly available as soon as practicable after its approval. The location where the document can be obtained will be publicly made available in due course. UPC continues to anticipate that the Akkoord process in the Dutch Courts and the Chapter 11 proceedings in the U.S. courts will be completed by the end of the first quarter 2003.

Management Comments

Gene Schneider, Chairman and CEO of UGC, said, "We are very pleased to have reached another important milestone in the recapitalization of UPC. We expect UPC will emerge from this restructuring by the end of March 2003 with one of the strongest balance sheets in the European media and telecom sector. Of course, we believe that this recapitalization plan is a great result for UGC shareholders, with our ownership in UPC expected to increase to approximately 66% from 53% currently."

Mike Fries, President and COO of UGC, added, "The Chapter 11 and voluntary moratorium proceedings only apply to UPC at the parent company level and, as such, will have no material impact on the day-to-day business of UPC's subsidiaries. Customer service remains the key focus and UPC will continue to provide the highest level of service to its customers throughout the court protection process and afterwards. Meanwhile, UPC's operations are achieving record financial results including seven consecutive quarters of improved EBITDA performance. We look forward to building on those results as we move into 2003."

Additional Recapitalization Information

During and upon completion of the Recapitalization UPC expects to have sufficient resources to fund its operations through to positive free cash flow, a point from which UPC will be able to fund itself.

As part of the implementation of the Recapitalization, New UPC intends to make a Dutch public offer in the Netherlands, with the support of UPC, for the Ordinary Shares A in UPC (the "Dutch Implementing Offer") to enable the shareholders of UPC outside the United States to exchange their Ordinary Shares A in UPC for shares of New UPC's common stock in accordance with and as provided under the Plan. In this context, the press release also serves as a public announcement as referred to in article 9(b)(1) of the Decree to the Dutch Securities Supervision Act 1995. To this end, in the Netherlands a public offer document describing at least the key elements of the Dutch Implementing Offer (the "Dutch Implementing Offer Document") is expected to be made publicly available in early to mid January 2003. Any acceptance of a possible Dutch Implementing Offer by New UPC will be subject to the consummation of the Recapitalization.

In order to facilitate the implementation of the Recapitalization, UPC intends to call an Extraordinary General Meeting of Shareholders, currently expected to be held in the first quarter of 2003.

About UnitedGlobalCom

UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 21 countries. Based on the Company's aggregate operating statistics at September 30, 2002, UGC's networks reached approximately 19.1 million homes and 13.1 million total subscribers. Based on the Company's consolidated operating statistics at September 30, 2002, UGC's networks reached approximately 12.4 million homes and over 8.7 million subscribers, including over 7.3 million video subscribers, 690,300 voice subscribers, and 700,000 high-speed Internet access subscribers. In addition, its programming business had approximately 45.8 million aggregate subscribers worldwide.

UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading satellite, cable television and telecommunications provider in Australia and New Zealand

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NOTE: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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For further information contact:

        Investor & Media Relations:
        Rick Westerman, CFO
        Tel: (303) 220-6647
        Fax: (303) 770-3464
        Email: rwesterman@unitedglobal.com

Please visit our website at www.unitedglobal.com for further information about our company.

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  Exhibit 99.1